TREDEGAR REPORTS FOURTH QUARTER AND FULL YEAR 2018 RESULTS

RICHMOND, VA--(BUSINESS WIRE)--March 18, 2019--Tredegar Corporation (NYSE:TG, also the “Company” or “Tredegar”) today reported fourth quarter and full year financial results for the period ended December 31, 2018.
Fourth quarter 2018 net income was $26.2 million ($0.79 per share) compared with net loss of $17.9 million ($0.54 per share) in the fourth quarter of 2017. Net income from ongoing operations, which excludes special items, was $14.2 million ($0.43 per share) in the fourth quarter of 2018 and $6.4 million ($0.20 per share) in the fourth quarter of 2017. Full year 2018 net income was $24.8 million ($0.75 per share) compared with net income of $38.3 million ($1.16 per share) in 2017. Net income from ongoing operations, which excludes special items, was $47.3 million ($1.43 per share) in 2018 and $30.1 million ($0.91 per share) in 2017. A reconciliation of net income (loss), a financial measure calculated in accordance with U.S. generally accepted accounting principles (“GAAP”), to net income from ongoing operations, a non-GAAP financial measure, for the three and twelve months ended December 31, 2018 and 2017, is provided in Note (a) of the Notes to the Financial Tables in this press release.

Highlights for ongoing operations for the fourth quarter of 2018:

•	Operating profit from ongoing operations for PE Films of $9.3 million was $1.3 million lower than the fourth quarter of 2017

•	Operating profit from ongoing operations for Aluminum Extrusions of $13.5 million was $4.3 million higher than the fourth quarter of 2017

•	Operating profit from ongoing operations for Flexible Packaging Films of $3.3 million was $2.5 million higher than the fourth quarter of 2017

John D. Gottwald, Tredegar’s president and chief executive officer, said, “Tredegar’s earnings for the fourth quarter and 2018 were solid. Going forward, I’m pleased with the strategies, actions and outlook for Bonnell, Bright View, Surface Protection and Terphane.”

Mr. Gottwald continued, “The near-term uncertainty relates to Personal Care’s transition from one large customer to new products with new customers, especially in elastic films. We know we’ll see a large negative income impact in 2019 and 2020 during this transition, but I am hopeful that a more diversified and profitable business will emerge. John Steitz’s expertise will be particularly helpful in supporting Personal Care through this transition.  I have great confidence in John’s ability to lead Tredegar forward.”

On February 28, 2019, the Company announced that Mr. Gottwald was retiring as its president and chief executive officer. He will continue to be a member of Tredegar’s board of directors.  Tredegar’s board of directors elected John M. Steitz to succeed Mr. Gottwald as president and chief executive officer effective March 18, 2019.  Mr. Steitz has been a director of Tredegar since 2017.

OPERATIONS REVIEW
PE Films
PE Films is comprised of personal care materials, surface protection films, polyethylene overwrap films and films for other markets. A summary of fourth quarter and full year operating results from ongoing operations for PE Films is provided below:

	Three Months Ended		Favorable/	Year Ended		Favorable/
(In thousands, except percentages)	December 31,		(Unfavorable)	December 31,		(Unfavorable)
	2018	2017	% Change	2018	2017	% Change
Sales volume (lbs)	29,064	35,076	(17.1)%	123,583	138,999	(11.1)%
Net sales	$80,311	$86,686	(7.4)%	$332,488	$352,459	(5.7)%
Operating profit from ongoing operations	$9,324	$10,581	(11.9)%	$36,181	$41,546	(12.9)%
Fourth Quarter 2018 Results vs. Fourth Quarter 2017 Results
Net sales (sales less freight) in the fourth quarter of 2018 decreased by $6.4 million versus 2017 due to lower volume in Personal Care and Surface Protection, partially offset by favorable pricing and other factors in Surface Protection. The volume decline in Personal Care was primarily related to topsheet business lost from competitive pressures in North America, Europe and Asia, including at the Shanghai, China, facility that was shut down in the fourth quarter of 2018. A small portion of the volume decline was associated with the start of the previously disclosed customer product transition discussed below. Volume for elastics products in Personal Care increased year-over-year.
Net sales in Surface Protection declined slightly in the fourth quarter of 2018 versus 2017 primarily due to lower volume that the Company continues to believe resulted from customer inventory corrections, partially offset by a one-time benefit from replacement sales associated with prior quality claims and added volume from new customers. Surface Protection had particularly strong sales in the fourth quarter of 2017. The Company estimates that the previously disclosed customer product transition to alternative processes or materials, which is discussed further in the subsection below, had a near neutral impact on sales as related lower volume was offset by volume-based higher selling prices.
Operating profit from ongoing operations in the fourth quarter of 2018 decreased by $1.3 million versus the fourth quarter of 2017 primarily due to:

•
Lower contribution to profits from Personal Care primarily due to lower volume and unfavorable product mix ($3.8 million), partially offset by the net favorable impact of the timing of resin cost passthroughs ($0.7 million), productivity improvements ($0.6 million) and lower selling, general and administrative costs ($0.5 million);

•
Slightly higher contribution to profits from Surface Protection, primarily due to a one-time benefit from replacement sales associated with prior quality claims ($1.9 million), partially offset by lower volume net of volume-based higher selling prices (net unfavorable impact of $1.6 million); and

•	Realized cost savings associated with the North American consolidation of our PE Films manufacturing facilities completed in 2017 ($0.5 million).
In June 2018, the Company announced plans to close its facility in Shanghai, China, which primarily produced topsheet films used as components for personal care products.  Production ceased at this plant during the fourth quarter of 2018. Net annual cash savings from consolidating operations is projected at $1.7 million. Additional information on costs associated with exit and disposal activities (currently estimated at $5.0 million) and other details are available in Note (b) in the Notes to the Financial Tables in this press release and will be provided in the Company’s Annual Report on Form 10-K for the year ended December 31, 2018 (“Form 10-K”).

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Customer Product Transitions in Personal Care and Surface Protection
During October 2018, the Personal Care component of PE Films completed negotiations with a customer regarding a previously disclosed significant product transition. The total annual sales that will be adversely impacted by this product transition is approximately $70 million. During 2019, the Company expects sales for the product of $30 to $35 million with the potential for no sales thereafter. Any actions that the Company takes to reduce fixed costs to partially mitigate the decline in variable contribution that will accompany the decline in sales will depend on the level of success that Personal Care has with replacing the lost business with new products and business.
Personal Care has increased its annual R&D spending by approximately $5 million since 2014, reaching $12 million in 2018. Personal Care is also investing capital and is accelerating sales and marketing efforts to capture growth and diversify its customer base and product offerings.
The Personal Care component of PE Films had operating profit from ongoing operations plus depreciation and amortization in the fourth quarter of 2018 of $3.1 million. As a result of the decline in sales from the significant product transition discussed above, the Company expects operating profit from ongoing operations plus depreciation and amortization for this component of approximately negative $1.5 million during the first half of 2019. Personal Care projects its operating profit from ongoing operations plus depreciation and amortization to turn positive in the second half of 2019 assuming production and sales growth targets are achieved.
Because of the significance of the customer transition discussed above, the Company performed an asset recoverability test and goodwill impairment analysis for the Personal Care component of PE Films. The Company’s analysis concluded that the fair value of the Personal Care reporting unit was less than its carrying value. Accordingly, the goodwill associated with Personal Care of $46.8 million ($38.2 million after deferred income tax benefits) was written off during the third quarter of 2018.
The Surface Protection component of PE Films supports manufacturers of optical and other specialty substrates used in flat panel display products. These films are primarily used by customers to protect components of displays in the manufacturing and transportation processes and then discarded.
The Company previously reported the risk that a portion of its film products used in surface protection applications will be made obsolete by possible future customer product transitions to less costly alternative processes or materials. These transitions could possibly be fully implemented by the fourth quarter of 2019. When fully implemented, the Company estimates that the annualized adverse impact on future operating profit from this customer shift will be approximately $11 million. The Company is aggressively pursuing new surface protection products, applications and customers.
Full Year 2018 Results vs. Full Year 2017 Results
Net sales in 2018 decreased by $20.0 million versus 2017 primarily due to:

•	Lower sales in Personal Care primarily due to the same factors described in the fourth quarter discussion; and

•	Slightly lower sales in Surface Protection caused by lower volume and the adverse impact of quality claims, partially offset by higher volume-based selling prices.
Operating profit from ongoing operations in 2018 decreased by $5.4 million versus 2017 primarily due to:

•
Lower contribution to profits from Personal Care, primarily due to lower volume and unfavorable product mix ($9.3 million), partially offset by volume-based higher selling pricing ($2.2 million), lower fixed and selling, general and administrative costs ($1.1 million), the timing of resin cost passthroughs ($0.7 million), productivity improvements ($0.3 million) and net favorable impact from the change in U.S. Dollar value of currencies for operations outside of the U.S. ($0.8 million);

•
Lower contribution to profits from Surface Protection, primarily due to lower volumes and unfavorable product mix ($4.1 million), the adverse impact of quality claims ($1.3 million), higher fixed and other

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manufacturing costs ($1.6 million), higher research and development spending and selling, general and administrative costs ($0.4 million) and higher freight costs ($0.5 million), partially offset by volume-based higher selling prices ($4.4 million); and

•	Realized cost savings associated with the North American consolidation of our PE Films manufacturing facilities completed in 2017 ($2.4 million).
Capital Expenditures and Depreciation
Capital expenditures in PE Films were $22.0 million in 2018 compared to $15.0 million in 2017. The Company’s business plans for 2019 include projected capital expenditures of approximately $45 million including: $12 million of a total $25 million needed to complete the North American capacity expansion for elastics products and $9 million for other projects to support next generation elastics in Personal Care; $5 million in Personal Care in support of topsheet products; $4 million for a new scale-up line in Surface Protection to improve development and speed to market for new products; $5 million for other development projects; and $10 million for capital expenditures required to support continuity of current operations.
From 2016 to 2018, the Company spent annually on average approximately $15 million less than originally planned for capital expenditures.  Actual capital expenditures in 2019 will depend on approval of specific capital project requests and will consider progress towards replacing lost business with new products and business in Personal Care.
Depreciation expense was $15.4 million in 2018 and $14.5 million in 2017. Depreciation expense is projected to be $16 million in 2019.
Flexible Packaging Films
Flexible Packaging Films, which is also referred to as Terphane, produces polyester-based films for use in packaging applications that have specialized properties, such as heat resistance, strength, barrier protection and the ability to accept high-quality print graphics. A summary of fourth quarter and full year operating results from ongoing operations for Flexible Packaging Films is provided below:

	Three Months Ended		Favorable/ (Unfavorable) % Change	Year Ended		Favorable/ (Unfavorable) % Change
(In thousands, except percentages)	December 31,			December 31,
	2018	2017		2018	2017
Sales volume (lbs)	24,718	23,656	4.5%	98,994	89,325	10.8%
Net sales	$33,364	$28,430	17.4%	$123,830	$108,355	14.3%
Operating profit (loss) from ongoing operations	$3,274	$766	327.4%	$9,892	$(2,626)	n/a
Fourth Quarter 2018 Results vs. Fourth Quarter 2017 Results
Net sales in the fourth quarter of 2018 increased 17.4% versus the fourth quarter of 2017 primarily due to higher sales volume and increased selling prices associated with the pass-through of higher resin costs. The higher sales volume was supported by increased production capacity for Terphane’s Brazilian operations, resulting from the re-start in June 2018 of a previously idled production line.
Terphane’s operating profit from ongoing operations in the fourth quarter of 2018 increased by $2.5 million versus the fourth quarter of 2017 primarily due to:

•	Significantly lower depreciation and amortization of $2.2 million resulting from the $101 million non-cash asset impairment loss recognized in the fourth quarter of 2017;

•
A benefit from higher volume ($1.4 million) and favorable tax incentives ($0.6 million), partially offset by the unfavorable impact of mix and higher resin costs, net of higher selling prices ($0.2 million);

•	Higher fixed and other manufacturing costs and selling, general and administrative costs, primarily related to higher volume ($1.2 million);

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•
Favorable foreign currency translation of Real-denominated operating costs ($0.7 million), which was offset by a $0.5 million loss on foreign currency forward contracts that partially hedged Real-denominated operating costs; and

•
Unfavorable net foreign currency transaction impact ($0.6 million) resulting from foreign currency transaction losses of $0.4 million in the fourth quarter of 2018 and gains of $0.2 million in the fourth quarter of 2017.

Terphane’s quarterly financial results have been volatile, and the Company expects continued uncertainty and volatility until industry capacity utilization and the competitive dynamics in Latin America improve.
Full Year 2018 Results vs. Full Year 2017 Results
Net sales in 2018 increased versus 2017 primarily due to higher sales volume and increased selling prices associated with the pass-through of higher resin costs. The higher sales volume was supported by the increase in production capacity in June 2018.
Terphane had operating profit from ongoing operations in 2018 of $9.9 million versus an operating loss from ongoing operations in 2017 of $2.6 million. The resulting favorable change of $12.5 million for the period was primarily due to:

•	Significantly lower depreciation and amortization of $8.9 million resulting from the $101 million non-cash asset impairment loss recognized in the fourth quarter of 2017;

•
A benefit from higher volume ($5.5 million) and favorable tax incentives ($1.3 million), partially offset by the unfavorable impact of mix and higher resin costs, net of higher selling prices ($2.2 million);

•	Higher fixed and other manufacturing costs and selling, general and administrative costs, primarily related to higher volume ($2.0 million);

•
Favorable foreign currency translation of Real-denominated operating costs ($3.2 million), which was offset by a $1.7 million loss on foreign currency forward contracts that partially hedged Real-denominated operating costs; and

•	Unfavorable net foreign currency transaction impact ($0.6 million) resulting from foreign currency transaction losses of $0.8 million in 2018 and losses of $0.2 million in 2017.
Capital Expenditures, Depreciation & Amortization
Capital expenditures in Flexible Packaging were $5.4 million in 2018 compared to $3.6 million in 2017. Capital expenditures are projected to be $13 million in 2019, including $7 million for new capacity for value-added products and productivity projects and $6 million for capital expenditures required to support continuity of current operations. Depreciation expense was $0.8 million in 2018 and $7.5 million in 2017. Depreciation expense is projected to be $1 million in 2019. Amortization expense was $0.4 million in 2018 and $3.0 million in 2017, and is projected to be $0.5 million in 2019. Depreciation and amortization expense projections in 2018 were significantly lower than 2017 due to the non-cash write-down of Terphane’s long-lived assets during the fourth quarter of 2017.
Aluminum Extrusions
Aluminum Extrusions, which includes Bonnell Aluminum and its operating divisions, AACOA and Futura, produces high-quality, soft-alloy and medium-strength aluminum extrusions primarily for the following markets: building and construction, automotive, and specialty, which consists of consumer durables, machinery and equipment, electrical and distribution end-use products.
A summary of fourth quarter and full year results for Aluminum Extrusions is provided below:

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	Three Months Ended		Favorable/	Year Ended		Favorable/
(In thousands, except percentages)	December 31,		(Unfavorable)	December 31,		(Unfavorable)
	2018	2017	% Change	2018	2017	% Change
Sales volume (lbs) *	60,674	50,564	20.0%	190,696	176,269	8.2%
Net sales	$152,672	$121,877	25.3%	$573,126	$466,833	22.8%
Operating profit from ongoing operations	$13,527	$9,253	46.2%	$48,613	$43,454	11.9%
*Sales volume for the years ended December 31, 2018 and 2017 excludes sales volume of 33,170 lbs. and 23,166 lbs., respectively, associated with Futura Industries Corporation (“Futura”), which was acquired on February 15, 2017.

Fourth Quarter 2018 Results vs. Fourth Quarter 2017 Results
Net sales in the fourth quarter of 2018 increased versus 2017 primarily due to higher sales volume and an increase in average selling prices from the pass-through of higher market-driven raw material costs.
Sales volume in the fourth quarter of 2018 increased by 20% versus 2017 due to higher volume in all of Bonnell’s primary markets.  Higher average net selling prices, primarily attributed to an increase in aluminum market prices, had a favorable impact on net sales of $6.6 million, and higher volume improved net sales by $24.2 million.  Bonnell Aluminum’s average capacity utilization was in excess of 90% due to the increased demand. Bookings and backlog at the end of 2018 remained strong.
Operating profit from ongoing operations in the fourth quarter of 2018 increased by $4.3 million in comparison to the fourth quarter of 2017, due to the following:

•	Higher sales volume ($5.1 million), slightly offset by less favorable mix associated with continued inefficiencies at the Niles, Michigan facility ($0.6 million);

•	A benefit for inventories accounted for under the LIFO method ($1.0 million) in the fourth quarter of 2018 versus a charge ($1.3 million) in the fourth quarter of 2017;

•	Higher costs associated with externally-sourced metal purchases ($0.9 million) due to cast house maintenance; and

•	Higher headcount for manufacturing management associated with higher volume ($0.8 million) and higher freight and selling, general and administrative costs ($0.8 million).
Full Year 2018 Results vs. Full Year 2017 Results
Net sales in 2018 increased versus 2017 primarily due to higher volume and an increase in average selling prices from the pass-through of higher market-driven raw material costs.  Futura contributed $102.5 million of net sales in 2018 versus $71.0 million for the 10½ months owned during 2017.  Excluding the impact of Futura, the increase in net sales was the result of higher sales volume ($32.4 million), an increase in average selling prices as noted above ($31.7 million) and improved mix ($10.8 million).
Volume on an organic basis (which excludes the impact of the Futura acquisition) increased by 8.2% in 2018 versus 2017 due to higher volume in all of Aluminum Extrusion’s primary markets.
Operating profit from ongoing operations in 2018 increased by $5.2 million in comparison to 2017.  Excluding the favorable profit impact of owning Futura for a full twelve-month period ($2.8 million) and the benefit for inventories accounted for under the LIFO method in the fourth quarter of 2018, as noted above ($2.3 million), operating profit from ongoing operations increased $0.1 million, primarily due to:

•
Higher volume ($5.1 million) and favorable mix ($5.8 million), which were offset by higher employee-related costs ($5.2 million), higher supplies and maintenance ($2.3 million), higher freight ($1.7 million), higher utilities, primarily in the first quarter of 2018 at the Newnan, Georgia facility ($0.9 million), and higher depreciation ($0.9 million).

The Company continues to focus on fixing inefficiencies associated with the new extrusion line at its Niles, Michigan plant and estimates that operating profit from ongoing operations in 2018 would have been higher by $3 million if not for these inefficiencies. These inefficiencies are reflected in the higher costs noted above.

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Capital Expenditures and Depreciation & Amortization
Capital expenditures for Aluminum Extrusions were $13.0 million in 2018 compared to $25.7 million in 2017. Capital expenditures are projected to be $18 million in 2019, including approximately $9 million for infrastructure upgrades at the Carthage, Tennessee facility and other productivity improvement projects, and approximately $8 million for capital expenditures required to support continuity of current operations. Depreciation expense was $13.4 million in 2018 compared to $11.9 million in 2017 and is projected to be $13 million in 2019. Amortization expense was $3.4 million in 2018 and $3.1 million in 2017 and is projected to be $4 million in 2019.
Corporate Expenses, Investments, Interest and Taxes
Pension expense was $10.3 million in 2018, an unfavorable change of $0.2 million from 2017. Most of the impact on earnings from pension expense is reflected in “Corporate expenses, net” in the Net Sales and Operating Profit by Segment table. Pension expense is projected to be $9.6 million in 2019. Corporate expenses, net, decreased in 2018 versus 2017 primarily due to lower business development and environmental costs, partially offset by higher stock-based employee benefit costs.
Interest expense decreased to $5.7 million in 2018 from $6.2 million in 2017, primarily due to lower average debt levels, partially offset by higher interest rates in 2018.
During 2018, the Company recognized consolidated income tax expense of $11.5 million based on pretax income of $36.4 million. During 2017, the Company recognized a consolidated income tax benefit of $53.2 million based on pretax loss of $14.9 million. The effective tax rate from ongoing operations comparable to the earnings reconciliation table provided in Note (a) of the Notes to Financial Tables in this press release was 22.8% in 2018 and 39.0% in 2017. The effective tax rates benefited from the U.S. Tax Cuts and Jobs Act enacted in December 2017, which, among other impacts, reduced the U.S. federal corporate income tax rate from 35% to 21% beginning in 2018. More information on the significant differences between the effective tax rate for income and the U.S. federal statutory rate for 2018 and 2017 will be provided in the Form 10-K.
Tredegar’s approximately 20% ownership in kaleo, Inc. (“kaléo”), which is accounted for under the fair value method, was estimated at a value of $84.6 million at December 31, 2018, versus fair value estimates of $65.9 million at September 30, 2018 and $54.0 million at December 31, 2017. The changes in the estimated fair value of the Company’s investment in kaléo, while included in net income under GAAP, have consistently been excluded from net income from ongoing operations as shown in the reconciliation table in Note (a) of the Notes to the Financial Tables in this press release. Kaléo’s stock is not publicly traded. The ultimate value of Tredegar’s ownership interest in kaléo will be determined and realized only if and when a liquidity event occurs, and the ultimate value could be materially different from the $84.6 million estimated fair value reflected in the Company’s financial statements at December 31, 2018.
CAPITAL STRUCTURE
Total debt was $101.5 million at December 31, 2018, compared to $152.0 million at December 31, 2017. Net debt (debt in excess of cash and cash equivalents) was $67.1 million at December 31, 2018, compared to $115.5 million at December 31, 2017. The decline in net debt includes the impact of U.S. federal income tax refunds of $26 million received in 2018. Net debt is a financial measure that is not calculated or presented in accordance with GAAP. See the Notes to the Financial Tables for a reconciliation of this non-GAAP financial measure to the most directly comparable GAAP financial measure.
FORWARD-LOOKING AND CAUTIONARY STATEMENTS
Some of the information contained in this press release may constitute “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. When we use the words “believe,” “estimate,” “anticipate,” “expect,” “project,” “likely,” “may” and similar expressions, we do so to identify forward-looking statements. Such statements are based on our then current expectations and are subject to a number of risks and uncertainties that could cause actual results to differ materially from those addressed in the forward-looking statements. It is possible that our actual results and financial condition may differ, possibly materially, from the anticipated results and financial condition indicated in or implied by these forward-looking statements. Accordingly, you should not place undue reliance on these forward-looking statements. Factors that could cause actual results to differ from expectations include, without limitation, the following:

•	loss or gain of sales to significant customers on which our business is highly dependent;

•	inability to achieve sales to new customers to replace lost business;

•	ability to develop and deliver new products at competitive prices;

•	failure of our customers to achieve success or maintain market share;

•	failure to protect our intellectual property rights;

•	risks of doing business in countries outside the U.S. that affect our substantial international operations;

•	political, economic, and regulatory factors concerning our products;

•	uncertain economic conditions in countries in which we do business;

•	competition from other manufacturers, including manufacturers in lower-cost countries and manufacturers benefiting from government subsidies;

•	impact of fluctuations in foreign exchange rates;

•	a change in the amount of our underfunded defined benefit (pension) plan liability;

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•	an increase in the operating costs incurred by our operating companies, including, for example, the cost of raw materials and energy;

•
inability to successfully identify, complete or integrate strategic acquisitions; failure to realize the expected benefits of such acquisitions and assumption of unanticipated risks in such acquisitions;

•	disruption to our manufacturing facilities;

•	occurrence or threat of extraordinary events, including natural disasters and terrorist attacks;

•	an information technology system failure or breach;

•	volatility and uncertainty of the value of our cost-basis investment in kaléo;

•	the impact of new tariffs or duties imposed as a result of rising trade tensions between the U.S. and other countries;

•	failure to establish and maintain effective internal control over financial reporting;

and the other factors discussed in the reports Tredegar files with or furnishes to the Securities and Exchange Commission (the “SEC”) from time to time, including the risks and important factors set forth in additional detail in “Risk Factors” Part I, Item 1A of the Form 10-K filed with the SEC. Readers are urged to review and consider carefully the disclosures Tredegar makes in its filings with the SEC.

Tredegar does not undertake, and expressly disclaims any duty, to update any forward-looking statement made in this press release to reflect any change in management’s expectations or any change in conditions, assumptions or circumstances on which such statements are based, except as required by applicable law.
To the extent that the financial information portion of this press release contains non-GAAP financial measures, it also presents both the most directly comparable financial measures calculated and presented in accordance with GAAP and a quantitative reconciliation of the difference between any such non-GAAP measures and such comparable GAAP financial measures. Reconciliations of non-GAAP financial measures are provided in the Notes to the Financial Tables included with this press release and can also be found within “Presentations” in the “Investors” section of our website, www.tredegar.com.
Tredegar uses its website as a channel of distribution of material company information. Financial information and other material information regarding Tredegar is posted on and assembled in the “Investors” section of its website.
Tredegar Corporation is a manufacturer of plastic films and aluminum extrusions. A global company headquartered in Richmond, Virginia, Tredegar had 2018 sales of $1.1 billion. With approximately 3,200 employees, the company operates manufacturing facilities in North America, South America, Europe, and Asia.

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Tredegar Corporation
Condensed Consolidated Statements of Income
(In Thousands, Except Per-Share Data)
(Unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2018	2017	2018	2017
Sales	$275,707	$245,836	$1,065,471	$961,330
Other income (expense), net (b) (d) (e)	18,927	13,658	30,459	51,713
	294,634	259,494	1,095,930	1,013,043

Cost of goods sold (b)	218,521	197,995	849,756	767,550
Freight	9,360	8,843	36,027	33,683
Selling, R&D and general expenses (b)	26,432	25,794	103,990	101,673
Amortization of identifiable intangibles	900	1,647	3,976	6,198
Pension and postretirement benefits	2,597	2,548	10,406	10,193
Interest expense	1,163	1,591	5,702	6,170
Asset impairments and costs associated with exit and disposal activities (b)	1,113	101,835	2,913	102,488
Goodwill impairment charge (c)	—	—	46,792	—
	260,086	340,253	1,059,562	1,027,955
Income (loss) before income taxes	34,548	(80,759)	36,368	(14,912)
Income tax expense (benefit) (f)	8,391	(62,830)	11,526	(53,163)
Net income (loss)	$26,157	$(17,929)	$24,842	$38,251

Earnings (loss) per share:
Basic	$0.79	$(0.54)	$0.75	$1.16
Diluted	$0.79	$(0.54)	$0.75	$1.16

Shares used to compute earnings (loss) per share:
Basic	33,103	32,948	33,068	32,946
Diluted	33,112	32,948	33,092	32,951

Tredegar Corporation
Net Sales and Operating Profit by Segment
(In Thousands)
(Unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2018	2017	2018	2017
Net Sales
PE Films	$80,311	$86,686	$332,488	$352,459
Flexible Packaging Films	33,364	28,430	123,830	108,355
Aluminum Extrusions	152,672	121,877	573,126	466,833
Total net sales	266,347	236,993	1,029,444	927,647
Add back freight	9,360	8,843	36,027	33,683
Sales as shown in the Consolidated Statements of Income	$275,707	$245,836	$1,065,471	$961,330

Operating Profit
PE Films:
Ongoing operations	$9,324	$10,581	$36,181	$41,546
Plant shutdowns, asset impairments, restructurings and other (b)	(1,363)	(1,015)	(5,905)	(4,905)
Goodwill impairment charge (c)	—	—	(46,792)	—
Flexible Packaging Films:
Ongoing operations	3,274	766	9,892	(2,626)
Plant shutdowns, asset impairments, restructurings and other (b)	(45)	(101,254)	(45)	(89,398)
Aluminum Extrusions:
Ongoing operations	13,527	9,253	48,613	43,454
Plant shutdowns, asset impairments, restructurings and other (b)	(109)	3,468	(505)	321
Total	24,608	(78,201)	41,439	(11,608)
Interest income	79	39	369	209
Interest expense	1,163	1,591	5,702	6,170
Gain on investment in kaléo accounted for under fair value method (d)	18,700	9,000	30,600	33,800
Loss on sale of investment property (e)	(38)	—	(38)	—
Unrealized loss on investment property (e)	—	—	186	—
Stock option-based compensation costs	415	111	1,221	264
Corporate expenses, net (b)	7,223	9,895	28,893	30,879
Income (loss) before income taxes	34,548	(80,759)	36,368	(14,912)
Income tax expense (benefit) (f)	8,391	(62,830)	11,526	(53,163)
Net income (loss)	$26,157	$(17,929)	$24,842	$38,251

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Tredegar Corporation
Condensed Consolidated Balance Sheets
(In Thousands)
(Unaudited)

	December 31, 2018	December 31, 2017
Assets
Cash & cash equivalents	$34,397	$36,491
Accounts & other receivables, net	124,727	120,135
Income taxes recoverable	6,783	32,080
Inventories	93,810	86,907
Prepaid expenses & other	9,564	8,224
Total current assets	269,281	283,837
Property, plant & equipment, net	228,369	223,091
Investment in kaléo (cost basis of $7,500)	84,600	54,000
Identifiable intangible assets, net	36,295	40,552
Goodwill	81,404	128,208
Deferred income tax assets	3,412	16,636
Other assets	4,012	9,419
Total assets	$707,373	$755,743
Liabilities and Shareholders’ Equity
Accounts payable	$112,758	$108,391
Accrued expenses	42,495	42,433
Total current liabilities	155,253	150,824
Long-term debt	101,500	152,000
Pension and other postretirement benefit obligations, net	88,124	98,837
Deferred income tax liabilities	—	2,123
Other noncurrent liabilities	7,639	8,179
Shareholders’ equity	354,857	343,780
Total liabilities and shareholders’ equity	$707,373	$755,743

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Tredegar Corporation
Condensed Consolidated Statement of Cash Flows
(In Thousands)
(Unaudited)

	Year Ended December 31,
	2018	2017
Cash flows from operating activities:
Net income	$24,842	$38,251
Adjustments for noncash items:
Depreciation	29,828	34,079
Amortization of identifiable intangibles	3,976	6,198
Goodwill impairment charge	46,792	—
Deferred income taxes	8,626	(36,414)
Accrued pension and postretirement benefits	10,406	10,193
(Gain) loss on investment in kaléo accounted for under the fair value method	(30,600)	(33,800)
Loss on asset impairments	223	101,282
(Gain) loss on sale of assets	(46)	553
Gain from insurance recoveries	—	(5,261)
Changes in assets and liabilities:
Accounts and other receivables	(11,883)	(10,566)
Inventories	(9,577)	(9,128)
Income taxes recoverable/payable	25,018	(24,449)
Prepaid expenses and other	(1,924)	(784)
Accounts payable and accrued expenses	5,571	21,123
Pension and postretirement benefit plan contributions	(8,907)	(5,829)
Other, net	5,449	2,767
Net cash provided by operating activities	97,794	88,215
Cash flows from investing activities:
Capital expenditures	(40,814)	(44,362)
Acquisitions, net of cash acquired	—	(87,110)
Return of escrowed funds relating to acquisition earn-out	4,250	—
Sale of investment property	1,384	—
Insurance proceeds from cast house explosion	—	5,739
Proceeds from the sale of assets and other	1,098	129
Net cash used in investing activities	(34,082)	(125,604)
Cash flows from financing activities:
Borrowings	76,750	190,750
Debt principal payments	(127,250)	(133,750)
Dividends paid	(14,592)	(14,532)
Proceeds from exercise of stock options and other	1,004	695
Net cash provided by (used) in financing activities	(64,088)	43,163
Effect of exchange rate changes on cash	(1,718)	1,206
Increase (decrease) in cash and cash equivalents	(2,094)	6,980
Cash and cash equivalents at beginning of period	36,491	29,511
Cash and cash equivalents at end of period	$34,397	$36,491

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Notes to the Financial Tables
(Unaudited)

(a) Tredegar’s presentation of net income from ongoing operations and earnings per share from ongoing operations are non-GAAP financial measures that exclude the effects of gains or losses associated with plant shutdowns, asset impairments and restructurings, gains or losses from the sale of assets, goodwill impairment charges and other items (which includes unrealized gains and losses for an investment accounted for under the fair value method), which have been presented separately and removed from net income and diluted earnings per share as reported under GAAP. Net income from ongoing operations and earnings per share from ongoing operations are key financial and analytical measures used by management to gauge the operating performance of Tredegar’s ongoing operations. They are not intended to represent the stand-alone results for Tredegar’s ongoing operations under GAAP and should not be considered as an alternative to net income or earnings per share as defined by GAAP. They exclude items that management believes do not relate to Tredegar’s ongoing operations. A reconciliation to net income from ongoing operations for the three and twelve months ended December 31, 2018 and 2017 is shown below:

(In millions, except per share data)	Three Months Ended December 31,		Twelve Months Ended December 31,
	2018	2017	2018	2017
Net income (loss) as reported under GAAP	$26.2	$(17.9)	$24.8	$38.3
After-tax effects of:
Losses associated with plant shutdowns, asset impairments and restructurings:
Terphane asset impairment loss	—	87.2	—	87.2
Other	1.2	0.5	3.8	1.4
(Gains) losses from sale of assets and other:
Unrealized (gain) loss associated with the investment in kaléo	(14.7)	(5.8)	(23.9)	(24.0)
Gain associated with the settlement of an escrow agreement	—	—	—	(11.9)
Tax benefit from Terphane worthless stock deductions	—	(53.4)	—	(61.4)
Tax benefit from adjustments of net deferred income tax liabilities under new U.S. tax law	—	(4.4)	—	(4.4)
Other	1.5	0.2	4.4	4.9
Goodwill impairment charge	—	—	38.2	—
Net income from ongoing operations	$14.2	$6.4	$47.3	$30.1

Earnings (loss) per share as reported under GAAP (diluted)	0.79	(0.54)	0.75	1.16
After-tax effects per diluted share of:
Losses associated with plant shutdowns, asset impairments and restructurings:
Terphane asset impairment loss	—	2.65	—	2.65
Other	0.04	0.01	0.12	0.04
(Gains) losses from sale of assets and other:
Unrealized (gain) loss associated with the investment in kaléo	(0.44)	(0.18)	(0.72)	(0.73)
Gain associated with the settlement of an escrow agreement	—	—	—	(0.36)
Tax benefit from Terphane worthless stock deductions	—	(1.62)	—	(1.86)
Tax benefit from adjustments of net deferred income tax liabilities under new U.S. tax law	—	(0.13)	—	(0.13)
Other	0.04	0.01	0.13	0.14
Goodwill impairment charge	—	—	1.15	—
Earnings per share from ongoing operations (diluted)	0.43	0.20	1.43	0.91
    Reconciliations of the pre-tax and post-tax balances attributed to net income (loss) are shown in Note (h).

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(b) Losses associated with plant shutdowns, asset impairments, restructurings and other items in the fourth quarter and full year of 2018 and 2017 detailed below are shown in the statement of net sales and operating profit by segment and are included in “Asset impairments and costs associated with exit and disposal activities, net of adjustments” in the condensed consolidated statements of income, unless otherwise noted.
Plant shutdowns, asset impairments, restructurings and other in the fourth quarter of 2018 include:

•
Pretax charges of $0.9 million associated with the shutdown of PE Films’ manufacturing facility in Shanghai, China, which consists of severance and other employee-related costs of $0.5 million ($0.1 million included in “Cost of goods sold” in the condensed consolidated statements of income), accelerated depreciation of $0.1 million (included in “Cost of goods sold” in the condensed consolidated statements of income) and other facility consolidation-related expenses of $0.3 million;

•
Pretax charges of $0.5 million associated with business development projects (included in “Selling, R&D and general expenses” in the condensed consolidated statements of income and “Corporate expenses, net” in the statement of net sales and operating profit by segment);

•	Pretax charges of $0.3 million for severance and other employee-related costs associated with restructurings in PE Films;

•
Pretax charges of $0.3 million related to estimated excess costs associated with the ramp-up of new product offerings and additional expenses related to strategic capacity expansion projects by PE Films (included in “Cost of goods sold” in the condensed consolidated statements of income);

•
Pretax charges of $0.5 million for professional fees associated with the implementation of new accounting guidance and analysis and revisions to the Company’s internal control over financial reporting (included in “Selling, R&D and general expenses” in the condensed consolidated statements of income);

•
Pretax income of $0.3 million (included in “Other income (expense), net” in the condensed consolidated statements of income) from the reversal of a PE Films’ contingent liability related to the acquisition of Bright View Technologies;

•
Pretax charges of $0.1 million related to expected future environmental costs at the aluminum extrusions manufacturing facility in Carthage, Tennessee (included in “Cost of goods sold” in the condensed consolidated statements of income); and

•
Pretax charges of $0.1 million related to a fire that occurred in the fourth quarter of 2018 at the PE Films facility in Retsag, Hungary (included in “Selling, R&D and general expenses” in the condensed consolidated statements of income).

Plant shutdowns, asset impairments, restructurings and other charges in 2018 include:

•
Pretax charges of $3.3 million associated with the shutdown of PE Films’ manufacturing facility in Shanghai, China, which consists of severance and other employee-related costs of $2.2 million ($0.4 million included in “Cost of goods sold” in the condensed consolidated statements of income), accelerated depreciation of $0.6 million (included in “Cost of goods sold” in the condensed consolidated statements of income) and other facility consolidation-related expenses of $0.5 million ($0.1 million included in “Cost of goods sold” in the condensed consolidated statements of income);

•
Pretax charges of $2.0 million related to estimated excess costs associated with the ramp-up of new product offerings and additional expenses related to strategic capacity expansion projects by PE Films (included in “Cost of goods sold” in the condensed consolidated statements of income);

•
Pretax charges of $0.8 million for professional fees associated with the Terphane Limitada worthless stock deduction, the impairment of assets of Flexible Packaging Films, determining the effect of the new U.S. federal income tax law, and a market study for PE Films (included in “Selling, R&D and general expenses” in the condensed consolidated statements of income);

•	Pretax charges of $0.8 million for severance and other employee-related costs associated with restructurings in PE Films ($0.7 million) and Aluminum Extrusions ($0.1 million);

•
Pretax charges of $0.5 million associated with business development projects (included in “Selling, R&D and general expenses” in the condensed consolidated statements of income and “Corporate expenses, net” in the statement of net sales and operating profit by segment);

•
Pretax charges of $0.3 million related to expected future environmental costs at the aluminum extrusions manufacturing facility in Carthage, Tennessee (included in “Cost of goods sold” in the condensed consolidated statements of income);

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•
Pretax charges of $0.5 million for professional fees associated with the implementation of new accounting guidance and analysis and revisions to the Company’s internal control over financial reporting (included in “Selling, R&D and general expenses” in the condensed consolidated statements of income);

•
Pretax income of $0.3 million (included in “Other income (expense), net” in the condensed consolidated statements of income) from the reversal of a PE Films’ contingent liability related to the acquisition of Bright View Technologies;

•
Pretax charges of $0.1 million related to wind damage that occurred in the third quarter of 2018 at the aluminum extrusions manufacturing facility in Elkhart, Indiana (included in “Selling, R&D and general expenses” in the condensed consolidated statements of income); and

•
Pretax charges of $0.1 million related to a fire that occurred in the fourth quarter of 2018 at the PE Films facility in Retsag, Hungary (included in “Selling, R&D and general expenses” in the condensed consolidated statements of income).

Plant shutdowns, asset impairments, restructurings and other in the fourth quarter of 2017 include:

•
Pretax charges of $101.3 million related to the impairment of assets at Flexible Packaging Films. During the fourth quarter of 2017, in conjunction with annual business planning as well as valuation activities and other efforts, the Company determined that the carrying value of Terphane’s remaining long-lived assets were impaired (Terphane’s goodwill was written off in 2015).  Accordingly, the Company wrote down these assets based on an enterprise valuation for all of Terphane of approximately $30 million;

•
Pretax income of $5.1 million, related to the explosion that occurred in the second quarter of 2016 at the aluminum extrusions manufacturing facility in Newnan, Georgia, which includes the recognition of a gain on the involuntary conversion of an asset of $5.3 million for insurance proceeds used for the replacement of capital equipment (included in “Other income (expense), net” in the condensed consolidated statements of income), partially offset by excess production costs of $0.2 million (included in “Cost of goods sold” in the condensed consolidated statements of income);

•
Pretax charges of $0.6 million for estimated excess costs associated with the ramp-up of new product offerings and additional expenses related to strategic capacity expansion projects by PE Films (included in “Cost of goods sold” in the condensed consolidated statements of income);

•
Pretax charges of $1.5 million related to expected future environmental costs at the aluminum extrusions manufacturing facilities in Carthage, Tennessee and Newnan, Georgia (included in “Cost of goods sold” in the condensed consolidated statements of income);

•
Pretax charges of $0.8 million at Corporate related to expected future environmental costs at various shutdown facilities (included in “Cost of goods sold” in the condensed consolidated statements of income);

•
Pretax charges of $1.3 million associated with business development projects (included in “Selling, R&D and general expenses” in the condensed consolidated statements of income and “Corporate expenses, net” in the statement of net sales and operating profit by segment);

•	Pretax charges of $0.4 million for professional fees associated with the Terphane Limitada worthless stock deduction and impairment of assets of Flexible Packaging Films;

•	Pretax charges of $0.3 million associated with asset impairments at PE Films’ Hungary facility; and

•
Pretax charges of $0.3 million for severance and other employee-related costs associated with restructurings in PE Films ($0.1 million), Aluminum Extrusions ($0.1 million) and Corporate ($0.1 million) (included in “Corporate expenses, net” in the statement of net sales and operating profit by segment).

Plant shutdowns, asset impairments, restructurings and other charges in 2017 include:

•
Pretax charges of $101.3 million related to the impairment of assets at Flexible Packaging Films. During the fourth quarter of 2017, in conjunction with annual business planning as well as valuation activities and other efforts, the Company determined that the carrying value of Terphane’s remaining long-lived assets were impaired (Terphane’s goodwill was written off in 2015).  Accordingly, the Company wrote down these assets based on an enterprise valuation for all of Terphane of approximately $30 million;

•
Pretax income of $11.9 million related to the settlement of an escrow arrangement established upon the acquisition of Terphane in 2011 (included in “Other income (expense), net” in the condensed consolidated statements of income). In settling the escrow arrangement, the Company assumed the risk of the claims (and associated legal fees) against which the escrow previously secured the Company.  While the ultimate amount of such claims is unknown, the Company

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believes that it is reasonably possible that it could be liable for some portion of these claims, and currently estimates the amount of such future claims at approximately $3.5 million;

•
Pretax charges of $3.3 million related to the acquisition of Futura, i) associated with accounting adjustments of $1.7 million made to the value of inventory sold by Aluminum Extrusions after its acquisition of Futura (included in “Cost of goods sold” in the condensed consolidated statements of income), ii) acquisition costs of $1.5 million and iii) integration costs of $0.1 million (both ii and iii included in “Selling, R&D and general expenses” in the condensed consolidated statements of income), offset by pretax income of $0.7 million related to the fair valuation of an earnout provision (included in “Other income (expense), net” in the condensed consolidated statements of income);

•
Pretax charges of $4.1 million related to estimated excess costs associated with the ramp-up of new product offerings and additional expenses related to strategic capacity expansion projects by PE Films of $3.6 million and by Aluminum Extrusions of $0.5 million (both included in “Cost of goods sold” in the condensed consolidated statements of income);

•
Pretax income of $5.6 million related to the explosion that occurred in the second quarter of 2016 at the aluminum extrusions manufacturing facility in Newnan, Georgia, including the recognition of a gain on the involuntary conversion of an asset of $5.3 million for insurance proceeds used for the replacement of capital equipment (included in “Other income (expense), net” in the condensed consolidated statements of income) and the recovery of excess production costs of $0.6 million incurred in 2016 for which recovery from insurance carriers was not previously considered to be reasonably assured (included in “Cost of goods sold” in the condensed consolidated statements of income), partially offset by excess production costs of $0.2 million (included in “Cost of goods sold” in the condensed consolidated statements of income) and legal and consulting fees of $0.1 million (included in “Selling, R&D and general expenses” in the condensed consolidated statements of income);

•
Pretax charges of $0.8 million associated with the consolidation of domestic PE Films’ manufacturing facilities, which consists of asset impairments of $0.1 million, accelerated depreciation of $0.3 million (included in “Cost of goods sold” in the condensed consolidated statements of income) and other facility consolidation-related expenses of $0.5 million (included in “Cost of goods sold” in the condensed consolidated statements of income), offset by pretax income of $0.1 million related to a reduction of severance and other employee-related accrued costs;

•
Pretax charges of $2.4 million associated with business development projects (included in “Selling, R&D and general expenses” in the condensed consolidated statements of income and “Corporate expenses, net” in the statements of net sales and operating profit by segment);

•
Pretax charges of $1.9 million related to expected future environmental costs at the aluminum extrusions manufacturing facilities in Carthage, Tennessee and Newnan, Georgia (included in “Cost of goods sold” in the condensed consolidated statements of income);

•
Pretax charges of $0.8 million at Corporate related to expected future environmental costs at various shutdown facilities (included in “Cost of goods sold” in the condensed consolidated statements of income);

•
Pretax charges of $0.7 million for severance and other employee-related costs associated with restructurings in PE Films ($0.2 million), Aluminum Extrusions ($0.1 million) and Corporate ($0.4 million) (included in “Corporate expenses, net” in the statements of net sales and operating profit by segment);

•	Pretax charges of $0.4 million for professional fees associated with the Terphane Limitada worthless stock deduction and impairment of assets of Flexible Packaging Films;

•	Pretax charges of $0.3 million associated with asset impairments at PE Films’ Hungary facility; and

•	Pretax charges of $0.2 million associated with the settlement of customer claims and the shutdown of the aluminum extrusions manufacturing facility in Kentland, Indiana.
(c) Goodwill impairment charge of $46.8 million ($38.2 million after deferred income tax benefits) recognized in the Personal Care component of PE Films in the third quarter of 2018 upon the completion of an impairment analysis performed as of September 30, 2018. This non-operating, non-cash charge, as computed under GAAP, resulted from the expectation of a significant customer transition. The Company performed an asset recoverability test and goodwill impairment analysis and concluded that the fair value of the Personal Care reporting unit was less than its carrying value.
(d) Unrealized pre-tax gains on the Company’s investment in kaleo, Inc. (“kaléo”) of $18.7 million and $30.6 million were recognized in the fourth quarter and full year of 2018, respectively (included in “Other income (expense), net” in the condensed consolidated statements of income), compared to unrealized pre-tax gains of $9.0 million and $33.8 million in the fourth quarter and full year of 2017, respectively. See Note 4 to the Notes to Financial Statements included in the 2018 Form 10-K for more information on the methods used to estimate the value of the Company’s investment in kaléo. A pre-

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tax loss on the Company’s investment in the Harbinger Capital Partners Special Situations Fund, L.P. of $0.5 million was recognized in 2018 (included in “Other income (expense), net” in the condensed consolidated statements of income) (none in 2017).
(e) The Company recorded an unrealized pre-tax loss on its investment property in Alleghany and Bath Counties, Virginia (included in “Other income (expense), net” in the condensed consolidated statements of income) of $0.2 million in the third quarter of 2018. This loss was recognized when the property was sold in the fourth quarter of 2018.

(f)
During 2018, the Company recorded a deferred tax expense of $0.6 million as a valuation allowance to offset deferred tax assets related to capital losses which the Company does not believe are more likely than not to be recognized prior to expiration of the carryover period. During the fourth quarter of 2017, in conjunction with annual business planning as well as valuation activities and other efforts, the Company claimed an ordinary loss for U.S. federal and state income tax purposes of $153 million for the write-off of the stock basis of Terphane Limitada (Terphane’s Brazilian entity). The Terphane Limitada worthless stock deduction resulted in an overall reduction of Tredegar’s U.S. income tax liability by approximately $49 million. Tax benefits of $36 million were realized in 2018, with most of the remaining balance of $13 million expected to be realized in cash in 2019. During the second quarter of 2017, the Company recognized a worthless stock deduction for Terphane, Inc. (Terphane’s U.S. affiliate), which resulted in an income tax benefit recognized of $8.1 million. Also during the second quarter of 2017, the Company recognized a net tax benefit of $0.4 million associated with additional U.S. tax related to the repatriation of cash from Brazil in the third quarter of 2016 offset by the reversal of related tax contingencies.

(g)	Net debt is calculated as follows:

(in millions)	December 31, 2018	December 31, 2017
Debt	$101.5	$152.0
Less: Cash and cash equivalents	34.4	36.5
Net debt	$67.1	$115.5
Net debt is not intended to represent total debt as defined by GAAP. Net debt is utilized by management in evaluating the Company’s financial leverage and equity valuation, and management believes that investors also may find net debt to be helpful for the same purposes.

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(h) Tredegar’s presentation of net income and earnings per share from ongoing operations are non-GAAP financial measures that exclude the effects of gains or losses associated with plant shutdowns, asset impairments and restructurings, gains or losses from the sale of assets, goodwill impairment charges and other items (which includes unrealized gains and losses for an investment accounted for under the fair value method), which have been presented separately and removed from net income (loss) and diluted earnings (loss) per share as reported under GAAP. Net income and earnings per share from ongoing operations are key financial and analytical measures used by management to gauge the operating performance of Tredegar’s ongoing operations. They are not intended to represent the stand-alone results for Tredegar’s ongoing operations under GAAP and should not be considered as an alternative to net income (loss) or earnings (loss) per share as defined by GAAP. They exclude items that we believe do not relate to Tredegar’s ongoing operations. A reconciliation of the pre-tax and post-tax balances attributed to net income from ongoing operations for the three and twelve months ended December 31, 2018 and 2017 are shown below in order to show the impact on the effective tax rate (due to rounding, numbers presented in this table may not add up precisely to the totals provided):

(In millions)	Pre-Tax	Taxes Expense (Benefit)	After-Tax	Effective Tax Rate
Three Months Ended December 31, 2018	(a)	(b)		(b)/(a)
Net income (loss) reported under GAAP	$34.5	$8.4	$26.2	24.3%
Losses associated with plant shutdowns, asset impairments and restructurings	1.3	0.1	1.2
(Gains) losses from sale of assets and other	(17.2)	(4.0)	(13.2)
Net income from ongoing operations	$18.6	$4.5	$14.2	23.8%
Three Months Ended December 31, 2017
Net income reported under GAAP	$(80.8)	$(62.9)	$(17.9)	77.8%
Losses associated with plant shutdowns, asset impairments and restructurings	101.8	14.1	87.7
(Gains) losses from sale of assets and other	(9.5)	53.9	(63.4)
Net income from ongoing operations	$11.5	$5.1	$6.4	44.4%
Twelve Months Ended December 31, 2018
Net income (loss) reported under GAAP	$36.4	$11.5	$24.8	31.7%
Losses associated with plant shutdowns, asset impairments and restructurings	4.1	0.2	3.8
(Gains) losses from sale of assets and other	(25.9)	(6.4)	(19.5)
Goodwill impairment charge	46.8	8.6	38.2
Net income from ongoing operations	$61.4	$13.9	$47.3	22.8%
Twelve Months Ended December 31, 2017
Net income reported under GAAP	$(14.9)	$(53.2)	$38.3	356.5%
Losses associated with plant shutdowns, asset impairments and restructurings	103.3	14.7	88.6
(Gains) losses from sale of assets and other	(39.1)	57.7	(96.8)
Net income from ongoing operations	$49.3	$19.2	$30.1	39.0%

CONTACT:
Tredegar Corporation
Neill Bellamy, 804-330-1211
neill.bellamy@tredegar.com